Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts

 Christine Brodeur or Robert Karpman                 Debra DiMaria
Socket Media, Inc.                                   Chief Financial Officer
310-829-0556 or 310-829-0586                         516-535-3600
proginet@socketmedia.com                             debrad@proginet.com


                 Proginet Announces Year End Results for FY 2004
                         and Annual Shareholder Meeting


Garden City, N.Y.--September 28, 2004--Proginet [OTCBB: PRGF], developer of software to enable the controlled integration of data across enterprises of all sizes, announced today the financial results for the year ended July 31, 2004.

Total revenues for the year increased by 17%, amounting to $6,301,818 compared to total revenues of $5,386,921 in fiscal 2003. Software license revenues increased by 51.7%, amounting to $2,319,702 compared to $1,528,840 for the same period in fiscal 2003. Software maintenance fees and other increased to $3,982,116 compared to software maintenance fees and other of $3,858,081 in the prior fiscal year. Total operating expenses, net amounted to $6,784,445 compared to $5,937,297 in fiscal 2003. The Company reported a net loss of $482,627 for the fiscal year ending July 31, 2004, compared to a net loss of $550,376 for fiscal 2003.

The fiscal 2004 increase in expenditures is attributed primarily to an increase in sales and marketing activities including expanded staffing levels, and the retention of a public relations firm and industry analysts. For fiscal 2005, the Company projects sales and marketing expenses will continue to increase, reflecting Proginet's revenue growth plans and continued focus on sales.

Proginet had many successes in fiscal 2004. Revenues increased significantly, newly released products gained a solid footing in the marketplace, and Proginet established a strategic partnership with Microsoft for the introduction of a solution that extends the password management functionality of Microsoft servers to non-Windows platforms.

"While profitability is projected in the new fiscal year, strong revenue growth and solid strategic positioning in our chosen market are our primary goals," said Kevin M. Kelly, president and CEO of Proginet. "We have optimized our organizational investments over the past few years and now it is time to capitalize on these investments."

Investor Call
The Company will hold an informational investor conference call on September 30, 2004, at 4:30 p.m. EST to provide investor updates and answer questions. Please call 516-535-3683 by 12 p.m. EST on September 30, 2004, to register for the conference call.


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                              FINANCIAL HIGHLIGHTS

                                                        Year ended July 31,

                                                     2004                2003
Software license revenue                          $2,319,702          $1,528,840
Software and maintenance fees and other            3,982,116           3,858,081
Total revenues                                     6,301,818           5,386,921
Total operating expenses, net                      6,784,445           5,937,297
Net loss                                           (482,627)           (550,376)
Loss per share                                        (0.04)              (0.04)
Cash flows from operations                         1,139,302           1,380,490


                                                              July 31,

                                                     2004                 2003
Cash and cash equivalents                         $1,130,443          $1,176,627
Total assets                                       6,012,113           6,552,341
Total liabilities                                  1,845,259           1,915,240
Total stockholders' equity                         4,166,854           4,637,101


Annual Shareholder Meeting
Proginet Corporation's Annual Shareholder meeting will be held at the offices of Proginet Corporation, 200 Garden City Plaza, Garden City, N.Y. 11530, 516-535-3600, on November 23, 2004, at 5 pm EST. Shareholders of record at the close of business on October 13, 2004, will be notified of the meeting in mid-October and provided instructions on how to participate.

About Proginet Corporation
Proginet Corporation develops software to enable the controlled integration of data across enterprises of all sizes. Throughout its 20-year history, the company has earned a solid reputation for its multi-platform expertise and dedication to customer service. Its products, including CyberFusion(R), SIFT and SecurPass(R), support all major computing platforms, from PCs to mainframes. Proginet's global customer base spans more than 23 countries and includes many Fortune 500 companies. The company is headquartered in Garden City, N.Y., and is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.


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Disclaimer
This press release may contain forward-looking information within the meaning of
Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs and Form 8-Ks (www.sec.gov).